Exhibit 99.2
April 27, 2021

Fellow Calix stockholders:

One year after the start of the coronavirus pandemic, we can now see the contours of how it may end. Vaccines, some built on a revolutionary new platform, are being deployed globally. The United States is making very good progress on vaccinations with some 25% of the population fully vaccinated at the time of this writing. This progress has caused some to imagine what post-pandemic life might look like, while others may be lowering their guard prematurely. For Calix, our focus remains on the health and welfare of our employees and their families so that they may, in turn, execute on our mission and support our customers through these trying times.

We are now better able to determine that the growth we have experienced is attributable less to pandemic-induced network changes and more to the secular change driven by disruptions moving though the communications space. As the pandemic has begun to slow in the U.S., our business has continued to grow. Stated simply, our business is driven by the secular change in the communications space, and our All Platform offerings are the basis for our growth.

Our mission is to enable our communication service provider (CSP) customers of all types and sizes to simplify their business, excite their subscribers and grow their value. Our CSP customers have reported dramatic increases in key metrics, including increased average revenue per user, lower subscriber churn, reduced truck rolls and increased net promoter scores, thanks to our Intelligent Access Edge and Revenue Edge platforms. Our customers have likewise responded to our offerings, enabling us to deliver record first quarter revenue that was up nearly 60% from last year. Performance in the quarter was led by strength in our small- and medium-size customers with growth across our All Platform offerings and legacy systems products. For the second consecutive quarter, no customer accounted for greater than 10% of revenue in the quarter, and this lack of concentration is a key indication of how robust our business is becoming. We delivered record gross margin as our All Platform offerings increased as a percentage of our overall revenue. We maintained our disciplined operating expense investments while at the same time making targeted investments to capitalize on the opportunity ahead of us by adding key talent to the organization. This combination of higher revenue increased gross margin and disciplined operating expense investments led to a first quarter GAAP net income for the first time in the Company’s history. We start the second quarter of 2021 in the strongest financial position in our history and believe we are perfectly placed to execute on the opportunity ahead.

As a communications cloud and software platform business, we continue to believe our financial performance improvement will manifest across four measurable metrics over the long term:

•Deliberate revenue growth
•Gross margin expansion
•Disciplined operating expense investment
•Increased predictability

Examples of our progress made in the quarter were:

•Added 24 new service provider customers in the quarter from all segments of the market.
•Record quarter for new Calix Cloud customers with Calix Marketing Cloud seeing customers increase nearly 70% compared to the year ago quarter driven by new as well as existing customers looking to simplify and grow their business by embracing the value of real-time behavioral analytics and insights.
•Record quarter for the EXOS platform revenue which was up more than 400% compared to the year ago quarter as we added new customers and existing customers accelerated deployments of the Revenue EDGE solution.
•AXOS platform revenue increased by more than 40% compared to the year ago quarter driven by both new and existing customers adopting the platform.
•We announced a new Calix Premier Support offering to help our CSP customers manage and deploy regular updates for EXOS ensuring that the platform powering the Revenue EDGE solution is always up to date.

Our near-term focus is on serving the needs of our CSP customers, while our long-term focus remains on finding like-minded CSP customers regardless of their type, size or location. Furthermore, we remain committed to aligning our investments to our mission, vision and strategy, and maintaining strong discipline over our operating expenses. Over the long term, we believe this focus will drive continued improvement in our financial performance.

First Quarter 2021 Financial Results

	Actual GAAP	Actual Non-GAAP	Guidance Non-GAAP
Revenue	$162.1M	$162.1M	$146M – $152M
Gross margin	53.2%	53.8%(1)	48.5% – 50.5%(1)
Operating expenses	$65.4M	$60.6M(1)	$60.0M – $63.0M(1)
Net income per diluted common share	$0.31	$0.39(1)	$0.16 – $0.20(1)
Free cash flow(2)		$7.6M	Positive

(1)Non-GAAP excludes items such as stock-based compensation and intangible asset amortization. See GAAP to non-GAAP reconciliations beginning on page 15.
(2)Free cash flow defined as operating cash flow minus purchases of property and equipment.

Results for the first quarter of 2021 broke a number of first quarter records and were well above our financial guidance. Overall demand was robust, and our supply chain outperformed despite the continued challenging global environment for component sourcing and supply chain logistics. Total revenue, which was above the high end of our guidance range, increased 59% compared to the year-ago quarter. This strong performance was driven by demand for our All Platform offerings along with an increase in purchases of our legacy system products. Revenue growth was again led by our small customers along with a recovery in investment by our medium customers, which more than offset the decline among our large customers. Non-GAAP gross margin was above the high-end of our guidance owing to favorable product, customer and regional mix and lower than expected transportation costs. Meanwhile, our non-GAAP operating expenses were at the low-end of our guidance. The combination of the above resulted in record first quarter net income per diluted common share on both a GAAP and non-GAAP basis. Finally, our continuing focus on balance sheet discipline resulted in the third consecutive quarter of positive free cash flow, and the highest reported cash balance in our history.
Systems revenue for the first quarter of 2021 increased 62% compared to the year-ago quarter with continued strong demand for our All Platform offerings along with an increase in purchases of our legacy systems as service providers respond to higher demand for bandwidth on their networks. Compared to the prior quarter, systems revenue decreased 5%, which was better than our normal seasonal decline, as our supply chain team outperformed expectations and we satisfied demand carried over from the fourth quarter due to logistical challenges and component supply limitations. Services revenue increased 22% compared to the year ago quarter as the continued ramp in our next generation service offerings more than offset lower professional services related to CAF deployments. Compared to the prior quarter, services revenue decreased 4% due to normal seasonal declines. We continue to align our services business with our All Platform model through the introduction of higher differentiated-value services.

Domestic revenue was 83% of total revenue in the first quarter and increased 53% compared to the year ago quarter due to strong demand for our platforms and increased shipments of legacy systems. International revenue was 17% of total revenue in the first quarter and increased 101% compared to the year ago quarter due to program ramps with specific customers across multiple regions.

Revenue by Customer Size, 1Q20 - 1Q21

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
23%
6%
71%
21%
7%
72%
16%
8%
76%
10%
5%
85%
11%
7%
82%
1Q20
2Q20
3Q20
4Q20
1Q21
Small (<250K)
Medium (250K <2.5M)
Large (>2.5M)

Note: Revenue is based on current number of broadband subscribers.

Revenue from large customers was 11% of total revenue in the first quarter of 2021 and down from 23% of total revenue, or a decrease of 27% in absolute dollars, compared to the year ago quarter, primarily due to lower shipments to Lumen Technologies. Revenue from medium-sized customers was 7% of total revenue in the first quarter of 2021 and up from 6%, or an increase of 130% in absolute dollars, compared to the year ago quarter reflecting a substantial rebound in investment across this customer base. Revenue from small customers was 82% of total revenue in the first quarter of 2021 and up from 71%, or an increase of 82% in absolute dollars, compared to the year ago quarter due to strength in demand for our All Platform offerings along with increased purchases of our legacy systems. We will continue to focus on finding strategically aligned customers of all types and sizes for our All Platform offerings.

Gross Margin, 1Q20-1Q21
60%
55%
50%
45%
40%
35%
30%
25%
20%
15%
10%
5%
0%
1Q20
2Q20
3Q20
4Q20
1Q21
Systems - non-GAAP
Services - non-GAAP
Tariffs/Amort./Stock/Inv. Accrual
GM - GAAP
GM - non-GAAP

Driven by favorable product, customer and geographic mix, both GAAP and non-GAAP gross margin set records. Specifically, GAAP gross margin increased 830 basis points year over year to 53.2%, and non-GAAP gross margin increased 710 basis points year over year to 53.8%. On a GAAP basis, systems gross margin increased 830 basis points compared to the year ago quarter due to favorable product, customer and regional mix and a decline in U.S. tariff and tariff-related costs of approximately 100 basis points. On a non-GAAP basis, systems gross margin of 55.1% reached a quarterly record and reflects an increase of approximately 690 basis points year-over-year. The principal drivers of the year-over-year increase in non-GAAP systems gross margin were the continued growth in our All Platform offerings as a percent of revenue along with favorable product, customer and regional mix. Services gross margin on a GAAP and non-GAAP basis increased 430 and 440 basis points, respectively, compared to the year ago quarter primarily due to improved mix towards our higher gross margin support services versus lower gross margin deployment services along with higher revenue. Sequentially, services gross margin on a GAAP and non-GAAP basis decreased by 790 and 780 basis points, respectively, as we continue to add customer success resources to support our future growth.

Operating Expenses, 1Q20-1Q21
$70M
$60M
$50M
$40M
$30M
$20M
$10M
$0M
1Q20
2Q20
3Q20
4Q20
1Q21
S&M
R&D
G&A
Stock Comp
Restructuring charges

GAAP operating expenses increased by 26% and non-GAAP operating expenses increased by 23% compared to the year-ago quarter primarily due to investments in sales and marketing as we add personnel primarily in the U.S. along with higher level of investments in research and development programs. Compared to the prior quarter, operating expenses increased slightly due to increased investments in research and development along with continued investments in our IT systems offsetting lower sales and marketing investment. While we expect to maintain our operating expense leverage, we intend to align our investments with our target financial model in 2021 to capitalize on the opportunity ahead.

Net Income (Loss), 1Q20-1Q21
$35M
$30M
$25M
$20M
$15M
$10M
$5M
$0M
-$5M
-$10M
1Q20
2Q20
3Q20
4Q20
1Q21
GAAP net income (loss)
Non-GAAP net income (loss)

We reported record first quarter net income on both a GAAP and a non-GAAP basis for the first quarter of 2021. On a GAAP basis, our net income increased $27.6 million year-over-year from a net loss of $6.9 million to a net income of $20.6 million. Our GAAP net income for the first quarter of 2021 included stock-based compensation of $5.2 million and intangible asset amortization of $0.7 million. With the increased revenue and higher gross margin compared with the year ago quarter, our non-GAAP net income for the first quarter of 2021 increased $28.8 million from a net loss of $2.3 million to a net income of $26.4 million.

Balance Sheet and Cash Flow
We ended the first quarter of 2021 with cash, cash equivalents and marketable securities of $150.0 million, a sequential increase of $16.2 million. The sequential increase was primarily the result of positive free cash flow of $7.6 million and the proceeds from equity-based employee benefit plans of $8.6 million. We generated positive operating cash flow for the seventh consecutive quarter and positive free cash flow for the third consecutive quarter. The positive operating and free cash flow generation this quarter was net of higher inventory levels compared to the prior quarter. We increased inventory 38% sequentially, or $19.9 million, to improve our responsiveness to customer needs and reduce supply chain risks, and we expect to further increase our inventory investment in the second quarter of 2021. Compared to last year, our cash, cash equivalents and marketable securities increased by $103.8 million primarily due to proceeds from our follow-on equity offering of $60.1 million, positive free cash flow of $51.7 million and proceeds from equity-based employee benefit plans of $25.7 million partially offset by repayments of borrowings under our line of credit of $30.0 million and payments under financing arrangements of $4.9 million. As of the end of the first quarter of 2021, our $35 million line of credit remains undrawn and fully available to us, thereby increasing our liquidity to support our growth if needed.
Our team remains focused on operational excellence and customer satisfaction. During the first quarter of 2021, our supply chain team outperformed despite continued challenges in component supply and logistics. Lead times remain elevated, port congestion remains challenging and airfreight costs remain exorbitant. We continue to qualify new suppliers, incur expediting costs and adjust to extended component delivery lead times. Our days sales outstanding (DSO) at quarter end was 43 days, up 4 days from the prior quarter and down 15 days from the prior year. Our target financial model remains for DSO to be between 35 and 45 days. Inventory turns were 4.1 at quarter end, compared to 5.8 turns in the prior quarter and 5.2 turns in the year ago quarter. Our near-term goal remains for inventory turns to be between 3 and 4 to better support the needs of our customers with our long-term target financial model remaining between 4 and 5 turns. The sequential and year-over-year decrease in inventory turns in the quarter were the result of a higher level of inventory. Days payable outstanding (DPO) at quarter end was 25 days, up 12 days from the prior quarter and down 10 days from the year ago quarter. Our target financial model for DPO remains to be between 20 and 30 days. Our cash conversion cycle increased to 107 days compared to 89 days in the prior quarter as the increase in DPO was more than offset by the decrease in inventory turns and increase in DSO. Compared to the year ago quarter, our cash conversion cycle increased 14 days as lower DSO was more than offset by lower inventory turns and decreased DPO. Our target financial model remains for our cash conversion cycle to be between 85 and 95 days.

We continue to believe our existing cash, cash equivalents and marketable securities, expected positive free cash flow and the full availability of our line of credit will provide us with sufficient liquidity for our business.

Second Quarter 2021 Guidance

	Guidance Non-GAAP	Guidance Reconciled to GAAP
Revenue	$157M – $163M	$157M – $163M
Gross margin	51.0% – 53.0%(1)	50.4% – 52.4%
Operating expenses	$64.0M – $67.0M(1)	$69.0M – $72.0M
Net income per diluted common share(2)	$0.24 – $0.28(1)	$0.16 – $0.20
Free cash flow(3)	Positive

(1)Non-GAAP excludes items such as stock-based compensation and intangible asset amortization. See GAAP to non-GAAP reconciliation on page 16.
(2)Based on 67.6 million weighted-average diluted common shares outstanding.
(3)Free cash flow defined as operating cash flow minus purchases of property and equipment.

Our guidance for the second quarter ending July 3, 2021 reflects our expectations as of the date of this letter. These expectations reflect our current estimate of the global impacts from the coronavirus pandemic on our business and assessment of supply chain and logistical challenges as well as the normal second quarter seasonality in our business.

Our revenue guidance for the second quarter of 2021 is for an increase of between 32% and 37% compared to the year ago quarter reflecting another strong quarter of demand for our All Platform offerings along with higher purchases of our legacy systems products.

Our non-GAAP gross margin guidance for the second quarter of 2021 represents an increase of 80 to 280 basis points relative to the year ago quarter and reflects alignment with our target financial model. We expect the continued increase of our All Platform offerings as a percent of total revenue to positively benefit non-GAAP gross margin and more than the offset higher costs due to component supply limitations and logistical challenges. Compared to the prior quarter, non-GAAP gross margin is expected to be unfavorably impacted by product, customer and geographical mix.

Our non-GAAP operating expense guidance for the second quarter of 2021 reflects alignment with our target financial model as we remain focused on disciplined operating expense investment. Our guidance reflects investments in sales and marketing at the high end of our target range of 16 to 18% of revenue due to hiring and investments in marketing programs, research and development investments at 30% of systems gross profit and general and administrative investments at 9% of revenue.
Finally, we expect positive free cash flow next quarter reflecting strong profitability and expectations for further inventory investments.

Summary

While the pandemic continues to disrupt nearly all aspects of everyday life, vaccination rollouts are on a steady improvement. We intend to do our part and keep our employees and customers safe thereby enabling us to remain focused on our mission to help our customers simplify, excite and grow.

While we benefitted from the rearranged working environment caused by the pandemic, it is now clear that we are on the front end of an enormous secular opportunity. It is now clear that we will be returning to a new normal, one that combines the behaviors of the past with the virtual behaviors that we have learned due to the pandemic, and broadband investments will continue to expand to support this new reality. It is just as clear that we have the right platforms, solutions and services to achieve our mission and help CSPs of all types and sizes succeed. We have a solid financial foundation on which to build. We have a fantastic set of customers and prospective customers to expand with. And, most importantly, we remain focused on adding incredible talent to our industry-leading team as we execute on our vision.

We sincerely thank our employees, customers, partners, vendors and stockholders for their continued support as we pursue our future.

Sincerely,

Carl Russo President & CEO	Cory Sindelar CFO

Conference Call
In conjunction with this announcement, Calix will host a conference call tomorrow, April 28, 2021, at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time) to answer questions regarding our first quarter 2021 financial results. A live audio webcast and replay of the call will be available in the Investor Relations section of the Calix website at http://investor-relations.calix.com.
Live call access information: Dial-in number: (877) 407-4019 (U.S.) or (201) 689-8337 (outside the U.S.)

The conference call and webcast will include forward-looking information.

Investor Inquiries
Thomas J. Dinges, CFA
Director of Investor Relations
408-474-0080
Tom.Dinges@calix.com

About Calix
Calix cloud and software platforms enable service providers of all types and sizes to innovate and transform. Our customers utilize the real-time data and insights from Calix platforms to simplify their businesses and deliver experiences that excite their subscribers. The resulting growth in subscriber acquisition, loyalty and revenue creates more value for their businesses and communities. This is the Calix mission; to enable communications service providers of all sizes to simplify, excite and grow.

Forward-Looking Statements
Statements made in this stockholder letter and the earnings call referencing the stockholder letter that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, but are not limited to, statements about the impact of the coronavirus pandemic, potential customer or market opportunities, growth and pipeline opportunities, customer demand or the sustainability of continued demand, anticipated customer purchase trends, expected customer and product mix or anticipated adoption or deployment of our platforms, systems or services offerings, industry, market and customer trends, opportunities with existing and prospective customers, the ongoing management of our global supply chain and logistics, free cash flow and liquidity, and future financial performance (including the outlook for the second quarter of 2021). Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to fluctuations in our financial and operating results, the capital spending decisions of our customers, changes and disruptions in the market and industry, availability of capital in the market, changes in and impacts of regulations and/or government sponsored programs, competition, our ability to achieve market acceptance of our platforms, systems and solutions, our ability to grow our customer base, fluctuations in costs associated with our systems and services including higher costs due to project delays and changes, third-party dependencies for production and resource management associated with our global supply chain that may cause delays in production and unavailability of systems to meet customer orders, which may be substantial, cost overruns, disruptions in global trade and relations, sustained or additional economic disruptions due to the COVID-19 pandemic, social unrest and political uncertainties and other unanticipated factors, as well as the risks and uncertainties described in our annual reports on Form 10-K and our quarterly reports on Form 10-Q, each as filed with the SEC and available at www.sec.gov, particularly in the sections titled “Risk Factors.” Forward-looking statements speak only as of the date the statements are made and are based on information available to us at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Calix assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not place undue reliance on any forward-looking statements.

Use of Non-GAAP Financial Information
The Company uses certain non-GAAP financial measures in this stockholder letter to supplement its consolidated financial statements, which are presented in accordance with U.S. GAAP. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income (loss), non-GAAP net income per diluted common share and non-GAAP free cash flow. These non-GAAP measures are provided to enhance the reader’s understanding of the Company’s operating performance as they primarily exclude restructuring charges, non-cash charges for stock-based compensation, component inventory accrual associated with our reduction and consolidation of legacy product lines, intangible asset amortization and U.S. tariff and tariff-related costs, which the Company believes are not indicative of its core operating results. Management believes that the non-GAAP measures used in this stockholder letter provide investors with important perspectives into the Company’s ongoing business performance and management uses these non-GAAP measures to evaluate financial results and to establish operational goals. The presentation of these non-GAAP measures is not meant to be a substitute for results presented in accordance with GAAP, but rather should be evaluated in conjunction with those GAAP results. A reconciliation of the non-GAAP results to the most directly comparable GAAP results is provided in this stockholder letter. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Calix, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended
	April 3,	March 28,
	2021	2020
Revenue:
Systems	$153,302	$94,509
Services	8,772	7,173
Total revenue	162,074	101,682
Cost of revenue:
Systems	69,663	50,708
Services	6,169	5,350
Total cost of revenue	75,832	56,058
Gross profit	86,242	45,624
Operating expenses:
Sales and marketing	28,051	20,624
Research and development	24,364	20,671
General and administrative	13,025	10,669
Total operating expenses	65,440	51,964
Income (loss) from operations	20,802	(6,340)
Interest and other income expense, net:
Interest expense, net	(125)	(290)
Other income expense, net	88	15
Total interest and other expense, net	(37)	(275)
Income (loss) before provision for income taxes	20,765	(6,615)
Provision for income taxes	150	329
Net income (loss)	$20,615	$(6,944)
Net income (loss) per common share:
Basic	$0.33	$(0.12)
Diluted	$0.31	$(0.12)
Weighted average number of shares used to compute net income (loss) per common share:
Basic	62,554	56,540
Diluted	67,019	56,540

Calix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	April 3,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$85,854	$80,807
Marketable securities	64,174	52,982
Accounts receivable, net	74,408	69,419
Inventory	72,211	52,268
Prepaid expenses and other current assets	13,122	11,414
Total current assets	309,769	266,890
Property and equipment, net	20,103	20,381
Right-of-use operating leases	11,015	11,741
Goodwill	116,175	116,175
Other assets	11,073	12,165
	$468,135	$427,352
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,224	$13,115
Accrued liabilities	56,031	68,736
Deferred revenue	24,127	19,189
Total current liabilities	109,382	101,040
Long-term portion of deferred revenue	20,329	19,904
Operating leases	12,167	12,946
Other long-term liabilities	11,542	13,137
Total liabilities	153,420	147,027
Stockholders’ equity:
Common stock	1,572	1,553
Additional paid-in capital	961,846	948,055
Accumulated other comprehensive loss	(226)	(191)
Accumulated deficit	(648,477)	(669,092)
Total stockholders’ equity	314,715	280,325
	$468,135	$427,352

Calix, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Three Months Ended
	April 3,	March 28,
	2021	2020
Operating activities:
Net income (loss)	$20,615	$(6,944)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	5,171	2,984
Depreciation and amortization	4,077	3,544
Changes in operating assets and liabilities:
Accounts receivable, net	(4,989)	(20,627)
Inventory	(19,943)	9,614
Prepaid expenses and other assets	(1,321)	758
Accounts payable	16,156	9,472
Accrued liabilities	(12,856)	1,367
Deferred revenue	5,362	2,071
Other long-term liabilities	(2,374)	(990)
Net cash provided by operating activities	9,898	1,249
Investing activities:
Purchases of property and equipment	(2,274)	(1,729)
Purchases of marketable securities	(54,192)	—
Maturities of marketable securities	43,000	—
Net cash used in investing activities	(13,466)	(1,729)
Financing activities:
Proceeds from common stock issuances related to employee benefit plans	8,639	1,099
Payments related to financing arrangements	—	(842)
Proceeds from line of credit	—	30,000
Repayments of line of credit	—	(30,000)
Payments to originate the line of credit	—	(177)
Net cash provided by financing activities	8,639	80
Effect of exchange rate changes on cash and cash equivalents	(24)	(240)
Net increase (decrease) in cash, cash equivalents and restricted cash	5,047	(640)
Cash, cash equivalents and restricted cash at beginning of period	80,807	47,457
Cash, cash equivalents and restricted cash at end of period	$85,854	$46,817

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Systems Gross Margin and Gross Margin
(Unaudited)
	Three Months Ended
	April 3, 2021		December 31, 2020		September 26, 2020		June 27, 2020		March 28, 2020
	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin
GAAP amount	54.6%	53.2%	53.2%	52.4%	51.6%	50.5%	48.8%	47.4%	46.3%	44.9%
Adjustments to GAAP amount:
Stock-based compensation	0.1	0.2	0.1	0.2	0.1	0.2	0.1	0.1	0.2	0.2
Intangible asset amortization	0.4	0.4	0.4	0.3	0.5	0.4	0.6	0.6	0.7	0.6
U.S. tariff and tariff-related costs	—	—	0.3	0.3	0.4	0.4	0.7	0.6	1.0	1.0
Component inventory accrual	—	—	—	—	—	—	1.6	1.5	—	—
Non-GAAP amount	55.1%	53.8%	54.0%	53.2%	52.6%	51.5%	51.8%	50.2%	48.2%	46.7%

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Unaudited, in thousands)

	Three Months Ended
	April 3,	December 31,	September 26,	June 27,	March 28,
	2021	2020	2020	2020	2020
GAAP operating expenses	$65,440	$64,241	$54,225	$59,743	$51,964
Adjustments to GAAP amount:
Stock-based compensation	(4,859)	(3,835)	(3,312)	(3,025)	(2,762)
Restructuring charges	—	—	—	(6,286)	—
Non-GAAP operating expenses	$60,581	$60,406	$50,913	$50,432	$49,202

Calix, Inc.
Non-GAAP Free Cash Flow Reconciliation
(Unaudited, in thousands)

	Three Months Ended
	April 3,	December 31,	September 26,	June 27,	March 28,
	2021	2020	2020	2020	2020
Net cash provided by operating activities	$9,989	$30,473	$17,000	$2,687	$1,249
Purchases of property and equipment	(2,365)	(2,202)	(1,138)	(2,750)	(1,729)
Non-GAAP free cash flow	$7,624	$28,271	$15,862	$(63)	$(480)

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Net Income (Loss)
(Unaudited, in thousands)
	Three Months Ended
	April 3,	December 31,	September 26,	June 27,	March 28,
	2021	2020	2020	2020	2020
GAAP net income (loss)	$20,615	$24,102	$20,538	$(4,212)	$(6,944)
Adjustments to GAAP amount:
Stock-based compensation	5,171	4,160	3,574	3,241	2,984
Intangible asset amortization	658	658	658	658	658
U.S. tariff and tariff-related costs	—	520	621	723	959
Restructuring charges	—	—	—	6,286	—
Component inventory accrual	—	—	—	1,793	—
Non-GAAP net income (loss)	$26,444	$29,440	$25,391	$8,489	$(2,343)

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Net Income Per Diluted Common Share
(Unaudited)
Three Months Ended April 3, 2021

GAAP net income per diluted common share	$0.31
Adjustments to GAAP amount:
Stock-based compensation	0.07
Intangible asset amortization	0.01
Non-GAAP net income per diluted common share (1)	$0.39
    (1) Based on 67.0 million weighted-average diluted common shares outstanding.

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Guidance
(Unaudited, dollars in thousands, except per share data)
Three Months Ending July 3, 2021

	GAAP	Stock-Based Compensation	Intangible Asset Amortization	Non-GAAP
Gross margin	50.4% - 52.4%	0.2%	0.4%	51.0% - 53.0%
Operating expenses	$ 69,000 - $ 72,000	$ (5,000)	$ -	$ 64,000 - $ 67,000
Net income per diluted common share(1)	$ 0.16 - $ 0.20	$ 0.07	$ 0.01	$ 0.24 - $ 0.28
    (1) Based on 67.6 million weighted-average diluted common shares outstanding.